Press Contact: Ehmonie Hainey Debt Resolve, Inc. ehainey@debtresolve.com (914) 949-5500 x228

Press Release

DEBT RESOLVE RECEIVES AMEX DEFICIENCY LETTER AND SUBSEQUENT PLAN ACCEPTED;
THE RESOLUTION GROUP TO FUND $4.5 MILLION AND LAUNCH JOINT VENTURE

White Plains, New York (January 11, 2008) - Debt Resolve, Inc. (AMEX: DRV) announced today that the American Stock Exchange (AMEX) has accepted the plan submitted by the Company. Debt Resolve and The Resolution Group (TRG) will implement the agreement dated December 12, 2007, which provides for $4.5 million in funding, a joint venture to institute a note-modification program and referral of clients in the banking and healthcare industries.

The Company submitted to the AMEX a detailed plan setting forth the specifics of the funding and joint venture agreement with The Resolution Group in response to a January 4, 2008 deficiency letter received from the AMEX on January 7, 2008, alleging that the Company was not in compliance with specific provisions of the AMEX continued listing standards in that the Company is not in compliance with Section 1003(a)(iv) of the AMEX Company Guide. The Company’s plan was accepted by the AMEX by letter dated January 10, 2008, continuing the Company’s listing pursuant to an extension. By implementation of the TRG agreement the Company intends to be in full compliance no later than the end of the plan period, April 4, 2008.

The Resolution Group has commenced funding in accordance with the agreement and the parties intend to launch the note-modification program from Debt Resolve’s First Performance facility and from TRG offices in Irvine, CA on January 30, 2008.

Debt Resolve will provide its subprime collection tool, DRDefault, in combination with TRG’s mortgage servicing system, to allow homeowners to cure a default and prevent foreclosure. TRG will also provide the sales, marketing and administrative staff and supervision from a center to be located at the First Performance (a Debt Resolve subsidiary) facility in Las Vegas, NV and in Irvine, CA.

TRG specializes in providing consulting, market strategy and planning to the mortgage industry and healthcare community primarily based on the West Coast. The principals at TRG have longstanding relationships at the high executive level within the mortgage, banking and healthcare industries. TRG agrees to refer clients in the healthcare and banking industries to Debt Resolve, pursuant to a finder’s agreement dated December 11, 2007.

About Debt Resolve, Inc.
Debt Resolve provides lenders, collection agencies, debt buyers and utilities with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Through its subsidiary, First Performance Corporation, the Company is actively engaged in operating a collection agency for the benefit of its clients, which include banks, finance companies and purchasers of distressed accounts receivable. The stock of Debt Resolve is traded on the American Stock Exchange. Debt Resolve is headquartered in White Plains, New York. For more information, please visit the website at www.debtresolve.com.

About The Resolution Group, Inc.
The Resolution Group, Inc., (TRG), is a private California corporation formed to help delinquent consumers resolve their debts with creditors and negotiate home loan modifications. The company, located in Newport Beach, California, specializes in providing consulting, market strategy and planning to the mortgage, banking and healthcare industries. The principals of The Resolution Group have longstanding relationships at high executive levels within the mortgage, banking and healthcare communities. For more information, please visit the website at http://onlinedebtresolution.com.

Forward-Looking Statements and Disclaimer
Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company’s operations, or the performance or achievements of the Company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere in this press release, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of Debt Resolve to realize improvements in operating earnings expected from the acquisition of First Performance; competitive pricing for the Company’s products and services; fluctuations in demand for the Company’s products or services; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the collection of consumer debt; adverse results in current or future litigation; currency movements; and other risk factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and in other filings made from time to time with the SEC. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the Company’s reports filed with the SEC.